Exhibit 10.12

CONTRIBUTION AGREEMENT

by and among

BONANZA CREEK ENERGY, INC.;

and

BONANZA CREEK ENERGY COMPANY, LLC;

and

BONANZA CREEK ENERGY OPERATING COMPANY, LLC;

and

BONANZA CREEK ENERGY RESOURCES, LLC;

and

THE MEMBERS OF
HOLMES EASTERN COMPANY, LLC

DECEMBER 23, 2010

i

ii

EXHIBITS

Exhibit A	—	Form of Amended and Restated Certificate of Incorporation
Exhibit B	—	Form of Amended and Restated Bylaws
Exhibit C	—	Form of BCEOC Contribution Agreement
Exhibit D	—	Form of NEWCO Investment Agreement
Exhibit E	—	Form of Registration Rights Agreement
Exhibit F	—	Form of Stockholders Agreement
Exhibit G	—	Form of HEC Membership Interest Assignment

SCHEDULES

Schedule 2.1	—	Allocation of Cash Purchase Price and Aggregate Share Purchase Price Among the HEC Members
Schedule 4.4(a)	—	HEC Ownership
Schedule 5.3(a)(i)	—	NEWCO Capitalization – pre-close
Schedule 5.3(a)(ii)	—	NEWCO Capitalization – pre-close options, warrants, etc.
Schedule 5.4	—	Required Consents and Regulatory Approvals

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, dated as of December 23, 2010 (this “Contribution Agreement”), is by and among Bonanza Creek Energy, Inc., a Delaware corporation (“NEWCO”), Bonanza Creek Energy Company, LLC, a Delaware limited liability Company (“BCEC”), Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability Company (“BCEOC”), Bonanza Creek Energy Resources, LLC, a Delaware limited liability company (“BCER”), the members of Holmes Eastern Company, LLC, a Delaware limited liability company (“HEC”) listed on the signature pages hereto (collectively, the “HEC Members” and each individually a “HEC Member”) and Fred S. Holmes, solely in his capacity as the representative of the HEC Members and only with respect to the provisions of this Contribution Agreement that relate to such rights and obligations (the “Sellers’ Representative”).  NEWCO, BCEC, BCEOC, BCER and the HEC Members are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties previously entered into that certain Contribution Agreement, dated as of July 9, 2010 (the “Prior Contribution Agreement”), in connection with a proposed offering of preferred stock of Bonanza Creek Energy, Inc., a Delaware corporation (“BCEI”) Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “144A Offering”);

WHEREAS, BCEI abandoned the 144A Offering and BCEI and NEWCO terminated the Prior Contribution Agreement;

WHEREAS, the HEC Members currently own all of the outstanding HEC Membership Interests (defined herein) and have agreed to transfer to NEWCO all of the outstanding HEC Membership Interests owned by them in exchange for (i) cash and/or (ii) shares of NEWCO Common Stock (defined herein) upon the terms and conditions set forth herein;

WHEREAS, in addition to and simultaneous with the foregoing contributions, NEWCO also will acquire all beneficial equity interests, including any derivative securities, of BCEOC from BCEC (“BCEOC Contribution”);

WHEREAS, the transactions contemplated by this Contribution Agreement shall be effective immediately prior to, and conditioned upon the immediately successive consummation of the NEWCO Investment (defined herein);

WHEREAS, the Parties intend for the foregoing transfers to qualify under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, in connection with the closing of the transactions set forth in this Contribution Agreement and the closing of the NEWCO Investment, NEWCO also will enter into the Stockholders Agreement and Registration Rights Agreement (each as defined herein) with, among other parties, the HEC Members receiving NEWCO Common Stock pursuant to this Contribution Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Contribution Agreement referred to below:

“144A Offering” has the meaning set forth in the recitals hereto.

“2010 Tax Payment” means, for any HEC Member, such HEC Member’s Base Amount fully grossed-up, after-tax, by an assumed twenty percent (20%) Tax rate for such HEC Member.  By way of example and not by way of expansion or limitation, if such HEC Member’s Base Amount was $1,000, such HEC Member’s 2010 Tax Payment would equal $1,000/(1-.2) or $1,250.

“Acquisition Proposal” means with respect to any Person (i) any proposal for a merger, consolidation or other business combination involving such Person, (ii) any proposal or offer to acquire in any manner a substantial equity interest in such Person, (iii) any proposal or offer to acquire in any manner a substantial portion of the assets and properties of such Person, (iv) any proposal or offer with respect to any recapitalization or restructuring (whether of equity or debt or a combination thereof) with respect to such Person, or (v) any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the general rules and regulations under the Securities Exchange Act of 1934, as in effect on the date of this Contribution Agreement.

“Aggregate Share Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Allocation” has the meaning set forth in Section 6.13(a) hereof.

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of NEWCO substantially in the form set forth on Exhibit B.

“Amended and Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of NEWCO substantially in the form set forth on Exhibit A.

“Base Amount” means, with respect to any HEC Member, an amount equal to twenty percent (20%) of the taxable income allocated to such HEC Member for the period from, and including, April 1, 2010 to, and including, the Closing Date.

“BCEC” has the meaning set forth in the introductory paragraph hereto.

“BCEI” has the meaning set forth in the recitals hereto.

“BCEOC Contribution” had the meaning set forth in the recitals hereto.

“BCEOC Contribution Agreement” means that certain contribution agreement between NEWCO and BCEC substantially in the form set forth on Exhibit C.

“BCEOC” has the meaning set forth in the introductory paragraph hereto.

“BCER” has the meaning set forth in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, a Sunday or any other day when banks are not open for business generally in the State of New York.

“Cap” has the meaning set forth in Section 9.1(b)(iii).

“Cash Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Code” has the meaning set forth in the recitals hereto.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Share Price” means, for each share of NEWCO Common Stock to be delivered to any HEC Member in consideration for the contribution by such HEC Member of such HEC Member’s HEC Membership Interests in accordance with the terms hereof, an amount equal to $12.52.

“Company Agreement” means that certain Operating Agreement of HEC, dated April 24, 2009, as amended by that certain First Amendment to Operating Agreement of HEC, dated as of May 14, 2009.

“Confidential Information” means any confidential or proprietary information concerning the business and affairs of HEC.

“Contribution Agreement” has the meaning set forth in the introductory paragraph hereto.

“Crossover Parties” has the meaning set forth in Section 6.9(a).

“Deductible” has the meaning set forth in Section 9.1(b)(iv).

“Determination Time” means 12:01 a.m. (Pacific Time) on April 1, 2010.

“Distribution Amount” means, with respect to each HEC Member, an amount equal to the cash and fair market value of in-kind distributions made by HEC to such HEC Member for the period from, and including, April 1, 2010 to, and including, the Closing Date.

“Effective Time” means the date and time of the closing under the NEWCO Investment.

“Governmental Authorities” means the federal, state, county, city and political subdivisions in which any property of NEWCO or HEC, respectively, is located or which exercises jurisdiction over any such property or entity, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over any such property or entity.

“HEC” has the meaning set forth in the introductory paragraph hereto.

“HEC Board” means the managers of HEC.

“HEC Claims” has the meaning set forth in Section 9.2(a).

“HEC Indemnified Party” and “HEC Indemnified Parties” have the meaning set forth in Section 9.2(a).

“HEC Member” and “HEC Members” have the meanings set forth in the introductory paragraph hereto.

“HEC Membership Interests” means the membership interests of HEC as set forth in the Company Agreement.

“HEC Tax Return” means any Tax Return with respect to Taxes of HEC or required by applicable Law to be filed by or on behalf of HEC.

“Law” means any federal, state, local or foreign law, statute, rule, ordinance, code or regulation.

“Lien” means any of the following: mortgage; lien (statutory or other); other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction; preemptive or similar right; the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction; restriction on disposition; or any option, equity, claim or right of or obligation to any other Person of whatever kind and character.

“Losses” has the meaning set forth in Section 9.1(a) hereof.

“Management Fee Agreement” means that certain Management Fee Agreement, effective as of October 1, 2009, among HEC, BCER and BCEOC, as amended.

“Material Adverse Effect” means a material adverse effect on the business, operations, prospects, properties (including intangible properties), assets, operating results or condition (financial or otherwise) liabilities or reserves of NEWCO, BCEC, BCEOC and/or HEC, as applicable, taken as a whole; provided, however, that a general deterioration in the economy or changes in oil and gas prices or other changes affecting the oil and gas industry generally shall not be deemed to be a Material Adverse Effect.

“NEWCO” has the meaning set forth in the introductory paragraph hereto.

“NEWCO Claims” has the meaning set forth in Section 9.1(a) hereof.

“NEWCO Common Stock” means the common stock of NEWCO, par value $0.001 per share.

“NEWCO Indemnified Party” and “NEWCO Indemnified Parties” have the meanings set forth in Section 9.1(a) hereof.

“NEWCO Investment” means the purchase of NEWCO Common Stock by WFC and certain co-investors thereof as described in the NEWCO Investment Agreement.

“NEWCO Investment Agreement” means the agreement among NEWCO and the purchasers signatory thereto substantially in the form set forth on Exhibit D.

“Objection Notice” has the meaning set forth in Section 2.7(a) hereof.

“Operation Agreement” means that certain Contract Field Operation Agreement, effective as of October 1, 2009 among HEC, BCER and BCEOC, as amended.

“Order” means any order, judgment, injunction, ruling, writ, award, decree, statute, Law, ordinance, rule or regulation.

“Party” and “Parties” have the meanings set forth in the introductory paragraph hereof.

“Person” means an individual, corporation, partnership (limited or general), limited liability company, trust, joint stock company, Governmental Authority, unincorporated association or other legal entity.

“Post Closing Payment” means (a) with respect to each HEC Member, an amount (which may be positive or negative) equal to the amount of such HEC Member’s 2010 Tax Payment minus such HEC’s Member’s Distribution Amount or (b) with respect to NEWCO, an amount (which may be positive or negative) equal to the aggregate of the Distribution Amount for each HEC Member minus the aggregate 2010 Tax Payment for each HEC Member.

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.13(b) hereof.

“Prior Contribution Agreement” has the meaning set forth in the recitals hereto.

“Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Registration Rights Agreement” means an agreement among NEWCO and certain investors of NEWCO substantially in the form set forth on Exhibit E.

“Referee” has the meaning set forth in Section 2.7(a) hereof.

“Releasors” has the meaning set forth in Section 6.12(b) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers’ Representative” has the meaning set forth in the introductory paragraph hereto.

“Statement” has the meaning set forth in Section 2.7(a) hereof.

“Stockholders Agreement” means an agreement among the stockholders of NEWCO substantially in the form set forth on Exhibit F.

“Straddle Period” has the meaning set forth in Section 6.13(c) hereof.

“Straddle Returns” has the meaning set forth in Section 6.13(c) hereof.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, each entity as to which such Person (either alone or through or together with any other Subsidiary) (i) owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the board of directors or other persons performing similar functions, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member or owns a majority of the equity interests or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax Controversy” has the meaning set forth in Section 6.13(e) hereof.

“Tax Returns” means any returns, forms, declarations, elections, reports, claims for refund, information returns, amended returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment, collection, payment or refund of any Taxes or the administration of any Laws relating to any Taxes.

“Taxes” means (a) all federal, national, state, provincial, municipal, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, social security, social insurance, employment, unemployment, occupational, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, duties, levies, fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; (b) any liability to pay amounts due pursuant to clause (a) on behalf of another Person, including any predecessor, under any contract, reimbursement or indemnity agreement, as transferee, successor or otherwise (excluding, in all cases, any liability as a tenant or other user of property to pay property taxes under a lease or similar agreement); (c) any liability of any Person, including any predecessor, to pay amounts described in clause (a) by reason of liability imposed under Treasury Regulations § 1.1502-6 or similar provision imposing liability by reason of participation in a consolidated, combined, unitary or similar Tax Return or similar filing; and (d) any obligation under any unclaimed property or escheat statute; and “Tax” means any one of them.

“Transfer Taxes” has the meaning set forth in Section 6.13(d).

“Treasury Regulations” means all final, temporary and proposed treasury regulations promulgated under the Code.

“WFC” means West Face Capital, Inc.

ARTICLE II.

CONTRIBUTION TRANSACTION; PURCHASE PRICE

2.1           Purchase Price.  On the Closing Date, NEWCO shall deliver aggregate consideration to the HEC Members with a value equal to Seventy-Two Million Two Hundred Eight Thousand Fifty-Three Dollars ($72,208,053.00) (the “Purchase Price”) in consideration of the HEC Membership Interests.  The Purchase Price shall consist of (a) cash in an aggregate amount equal to $51,130,182.28 (the “Cash Purchase Price”) and (b) shares of NEWCO Common Stock having an aggregate dollar value equal to $21,077,870.72 (the “Aggregate Share Purchase Price”) and shall be delivered to the HEC Members in the amounts and percentages set forth opposite each HEC Member’s name on Schedule 2.1 hereof.

2.2           Contribution of HEC Membership Interests to NEWCO.  Immediately prior to the Effective Time, each HEC Member shall contribute all of such HEC Member’s HEC Membership Interests to NEWCO in exchange for such HEC Member’s (a) share of the Cash Purchase Price and/or (b) share of the Aggregate Share Purchase Price, each as set forth opposite the name of each such HEC Member on Schedule 2.1 hereof, which respective shares are based on a deemed liquidation sale of HEC determined by the HEC Board by using the enterprise value of HEC set by the transactions contemplated by this Contribution Agreement, including the NEWCO Investment, and applying the applicable provisions of the Company Agreement.

2.3           Payment of Cash Consideration.  At the Effective Time, NEWCO shall pay to each HEC Member receiving cash consideration in accordance with the provisions of this Contribution Agreement the amount of cash to be paid to such HEC Member pursuant to Section 2.2 by wire transfer of immediately available funds to an account designated by such HEC Member at least two (2) Business Days prior to the Closing.

2.4           Issuance of New Certificates.  At the Effective Time, NEWCO shall issue to each HEC Member a certificate or certificates representing the number of shares of NEWCO Common Stock to be issued to such HEC Member pursuant to Section 2.2.  Each such certificate shall be registered in the name of the Person or Persons specified by the recipient thereof to NEWCO in writing at least two (2) Business Days prior to the Closing.

2.5           Certificate Legends.  The certificates evidencing the NEWCO Common Stock delivered pursuant to Section 2.3 shall bear a legend substantially in the form set forth below and containing such other information as NEWCO may deem necessary or appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER OF RECORD OF THIS CERTIFICATE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT BETWEEN THIS CORPORATION AND ITS STOCKHOLDERS.  ANY PERSON ACCEPTING ANY INTEREST IN SUCH SECURITIES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.  A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THIS CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

2.6           Fractional Shares.  No fractional shares of NEWCO Common Stock or scrip shall be issued as a result of the transactions contemplated herein.  Any fractional share of NEWCO Common Stock which would otherwise be issuable as a result of such transactions shall be rounded up to the nearest whole share.

2.7           Post Closing Payment.

(a)           As soon as practical and, in any event, no later than March 31, 2011, NEWCO shall prepare and deliver to the Sellers’ Representative a statement (the “Statement”) setting forth NEWCO’s calculation of each HEC Member’s Base Amount, 2010 Tax Payment and Distribution Amount and the corresponding Post Closing Payment.  NEWCO shall certify that the Statement and the calculation of each HEC Member’s Base Amount, 2010 Tax Payment and Distribution Amount and the corresponding Post Closing Payment contained therein have been prepared in accordance with this Contribution Agreement.  Following the delivery of the Statement, NEWCO shall afford the Sellers’ Representative the opportunity to examine the Statement and NEWCO’s calculation of each HEC Member’s Base Amount, 2010 Tax Payment and Distribution Amount and the corresponding Post Closing Payment contained therein, and such supporting schedules, analyses, workpapers, including the audit workpapers and other underlying records or documentation, as are reasonably necessary and appropriate in connection with such review.  NEWCO shall cooperate fully and promptly with the Sellers’ Representative in such examination of the Statement, including responding to questions asked by the Sellers’ Representative and its agents and designees, and NEWCO shall make available to the Sellers’ Representative and its agents and designees any records under NEWCO’s reasonable control that are requested by the Sellers’ Representative and its agents and designees in connection with such review.  If, within thirty (30) calendar days following delivery of the Statement to the Sellers’ Representative, the Sellers’ Representative has not delivered to NEWCO written notice (the “Objection Notice”) of the Sellers’ Representative’s objections to the Statement or NEWCO’s calculation of the items contained therein (which Objection Notice must contain a statement described in reasonable detail the basis of such objections), then the Statement and the calculation of each HEC Member’s Base Amount, 2010 Tax Payment and Distribution Amount and the corresponding Post Closing Payment contained therein shall be deemed final and conclusive.  If the Sellers’ Representative delivers the Objection Notice within such thirty (30) calendar day period, then the Sellers’ Representative and NEWCO shall endeavor in good faith to resolve the objections set forth in the Objection Notice for a period not to exceed fifteen (15) calendar days from the date of delivery of the Objection Notice.  If at the end of the fifteen (15) calendar day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to an independent accounting firm to be selected jointly by the Sellers’ Representative and NEWCO within the following five (5) calendar days (the “Referee”).  In connection with the engagement of the Referee, each of NEWCO and the Sellers’ Representative shall execute any engagement, indemnity, and other agreement as the Referee shall require as a condition to such engagement.  The Referee shall determine the elements of the Statement as are disputed within thirty (30) calendar days after the objections that remain in dispute are submitted to it.  If any objections are submitted to the Referee for resolution, (i) each of NEWCO and the Sellers’ Representative shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that Party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee prior to any written notice of determination hereunder being delivered by the Referee; (ii) to the extent that a value has been assigned by NEWCO or the Sellers’ Representative to any item that is submitted to the Referee, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either such Party or less than the smallest value for such objection claimed by either such Party; (iii) the determination by the Referee of the calculation of each HEC Member’s Base Amount, 2010 Tax Payment and Distribution Amount and the corresponding Post Closing Payment as set forth in a written notice delivered to NEWCO and the Sellers’ Representative by the Referee, shall be binding and conclusive on the Parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; (iv) the fees and expenses of the Referee shall be paid by NEWCO in the event that NEWCO’s assertions regarding each HEC Member’s Base Amount, 2010 Tax Payment and Distribution Amount and the corresponding Post Closing Payment differ by a greater amount from the amount determined by Referee, or by the HEC Members in the event that the Sellers’ Representative’s assertions regarding each HEC Member’s Base Amount, 2010 Tax Payment and Distribution Amount and the corresponding Post Closing Payment differ by the greater amount from the amount determined by the Referee; and (v) notwithstanding anything in this Contribution Agreement to the contrary, each such Party shall bear its own costs and expenses in connection with the resolution of any objections to the calculations set forth in the Statement except for the fees and expenses of the Referee as set forth in Section 2.7(a)(iv).  If the Post Closing Payment with respect to an HEC Member as finally determined pursuant to this Section 2.7(a) is positive, the positive amount of such Post Closing Payment will be payable to the HEC Member in accordance with Section 2.7(b).  If the Post Closing Payment with respect to Newco as finally determined pursuant to this Section 2.7(a) is positive, the positive amount of such Post Closing Payment will be payable to Newco in accordance with Section 2.7(b).  Any Post Closing Payment that is a negative amount will not be payable to any Party.

(b)           If a Post Closing Payment is due to the HEC Members as finally determined pursuant to Section 2.7(a), then NEWCO shall pay to each HEC Member such HEC Member’s Post Closing Payment, in cash, within ten (10) calendar days of the final determination thereof in accordance with Section 2.7(a).  If a Post Closing Payment is due to NEWCO as finally determined pursuant to Section 2.7(a), then the HEC Members shall pay, in cash, to NEWCO such HEC Member’s proportional share of such Post Closing Payment within ten (10) calendar days of the final determination thereof in accordance with Section 2.7(a).  No matter that gives rise to a Post Closing Payment in accordance with this Section 2.7 shall be the subject of or eligible for a claim by any NEWCO Indemnified Party or HEC Indemnified Party for indemnification under Article IX.

ARTICLE III.

CLOSING

3.1           Time and Place.  The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Mayer Brown LLP located at 1675 Broadway, New York, New York 10019 immediately prior to the Effective Time; provided that all of the conditions contained in Article VII have been satisfied or waived, or at such other place or time as the Parties hereto may mutually agree.  The date of the Closing is referred to herein as the “Closing Date.”

3.2           Deliveries at Closing.  Subject to the provisions of Article VII hereof, at the Closing, (a) the Cash Purchase Price and the Aggregate Share Purchase Price shall be delivered to the HEC Members in accordance with Schedule 2.1, and (b) each of the Parties shall deliver the certificates and other documents required to be delivered pursuant to Article VII hereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE HEC MEMBERS

Each of the HEC Members severally, and not jointly, represents and warrants to NEWCO that the statements contained in this Article IV are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date.

4.1           Organization and Good Standing.  Each such HEC Member (if such HEC Member is not a natural Person) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, as the case may be, and has all requisite power and authority to execute, deliver and perform such HEC Member’s obligations under this Contribution Agreement and to consummate the transactions contemplated hereby.

4.2           Authority and Enforceability.  The execution and delivery by each such HEC Member of this Contribution Agreement and the consummation of the transactions contemplated hereby (if such HEC Member is not a natural Person) have been duly and validly authorized by all necessary corporate or other action and no other corporate or other proceedings are necessary to consummate the transactions contemplated hereby.  This Contribution Agreement has been duly and validly executed and delivered and constitutes a valid and binding obligation of each such HEC Member, enforceable against each such HEC Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies.

4.3           No Conflict; Required Filings and Consents.  The execution and delivery of this Contribution Agreement by each such HEC Member do not, and the performance by each such HEC Member of the transactions contemplated hereby or thereby will not violate, conflict with, require any consent under or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, the provisions of any organizational document (for non-natural Persons), contract or other instrument or obligation to which each such HEC Member is a party or by which it may be bound or the Company Agreement, or violate any Law or Order of any Governmental Authority binding upon each such HEC Member.

4.4           Ownership.  Such HEC Member is the holder of record of and owns beneficially the HEC Membership Interests identified as being owned by such HEC Member in Schedule 4.4(a) and to be acquired by NEWCO in accordance with Section 2.2, and, as of the Closing Date, such HEC Member will be the holder of record and will own beneficially the HEC Membership Interests, free and clear of all Liens.  On the Closing Date, NEWCO will receive good and valid title to the HEC Membership Interests owned by such HEC Member, free and clear of all Liens.

4.5           Accredited Investor.  Each HEC Member receiving shares of NEWCO Common Stock is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Commission.

4.6           Sophistication.  Each HEC Member receiving shares of NEWCO Common Stock has such knowledge and experience in financial and business matters such that such HEC Member is capable of evaluating the merits and risks of the investment in such shares of NEWCO Common Stock, and is able to bear the economic risk of such investment.

4.7           Access to Information.  Each HEC Member receiving shares of NEWCO Common Stock has had access to NEWCO’s management and the opportunity to ask questions of, and receive answers satisfactory to such HEC Member from, such individuals concerning such NEWCO Common Stock and NEWCO generally.  Each HEC Member receiving shares of NEWCO Common Stock has obtained all additional information requested by such HEC Member to verify the accuracy of all information furnished by NEWCO in connection therewith.

4.8           Restricted Securities.  Each HEC Member receiving shares of NEWCO Common Stock understands that such shares of NEWCO Common Stock (a) will not have been registered pursuant to the Securities Act or any applicable state securities Laws, (b) will be characterized as “restricted securities” under federal securities Laws, and (c) cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom under such Laws and applicable regulations.  Each HEC Member receiving shares of NEWCO Common Stock represents that such HEC Member is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  A legend indicating that such shares of NEWCO Common Stock have not been registered under applicable federal and state securities Laws and referring to the restrictions on transferability and sale of such shares of NEWCO Common Stock pursuant to this Contribution Agreement or otherwise may be placed on any certificate(s) or other document delivered to each such HEC Member or any substitute therefor and any transfer agent of NEWCO may be instructed to require compliance therewith.

4.9           Investment Intent.  The shares of NEWCO Common Stock are being acquired for the own investment portfolio and account (and not on behalf of, and without the participation of, any other Person) of each HEC Member receiving such shares of NEWCO Common Stock with the intent of holding such shares of NEWCO Common Stock for investment and without the intent of participating, directly or indirectly, in a distribution of such shares of NEWCO Common Stock and not with a view to, or for resale in connection with, any distribution of such shares of NEWCO Common Stock or any portion thereof in violation of applicable securities Laws.  Each HEC Member receiving shares of NEWCO Common Stock represents that, at the Closing Date, such HEC Member will have no binding obligation, or fixed or definite plan or intention to transfer any of such shares of NEWCO Common Stock.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF NEWCO

NEWCO represents and warrants to the HEC Members that the statements contained in this Article V are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date.

5.1           Organization and Power.  NEWCO is a corporation, validly existing and in good standing under the Laws of the State of Delaware, and is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.  NEWCO has all requisite corporate power and authority to execute, deliver and perform its obligations under this Contribution Agreement and to consummate the transactions contemplated hereby.  NEWCO has heretofore delivered or made available to the HEC Members complete and correct copies of its certificate of incorporation and bylaws, each as amended to date.

5.2           Authorization; Execution and Validity.  The execution and delivery of this Contribution Agreement and the Stockholders Agreement by NEWCO, the performance by NEWCO of its obligations under this Contribution Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary corporate action and no other corporate action on the part of NEWCO is necessary with respect thereto.  This Contribution Agreement has been, and the Stockholders Agreement will be, duly executed and delivered by NEWCO and constitutes a valid and binding obligation of NEWCO and is enforceable against NEWCO in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies.

5.3           Capitalization.

(a)           As of the date hereof, the authorized capital stock of NEWCO consists solely of 1,000 shares of NEWCO Common Stock.  As of the date hereof, there are an aggregate of 100 shares of NEWCO Common Stock issued and outstanding, all of which shares are owned of record and beneficially, by the Persons set forth on Schedule 5.3(a)(i).  Except as set forth on Schedule 5.3(a)(ii), as of the Closing Date, there shall be no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights obligating NEWCO to issue or sell any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, or otherwise requiring NEWCO to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of NEWCO or any rights to participate in the equity or net income of NEWCO.  All of the issued shares of NEWCO’s capital stock were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities Laws, and any preemptive rights and any other statutory or contractual rights of any NEWCO stockholder.

(b)           As of the date hereof, and as of immediately prior to the BCEOC Contribution, NEWCO has no Subsidiaries.  NEWCO does not own, directly or indirectly, any capital of or other equity interest in nor has any other investment in any other Person.

(c)           The Common Share Price is the same price per share of NEWCO Common Stock being paid by the purchasers thereof, including WFC, pursuant to the NEWCO Investment Agreement.

5.4           Consents.  Except as set forth on Schedule 5.4, neither the execution and delivery by NEWCO of this Contribution Agreement nor the consummation or performance by NEWCO of the transactions contemplated by this Contribution Agreement to be consummated or performed by NEWCO will require prior to the Closing (on the part of NEWCO) any consent from, authorization or approval or other action by, notice to or declaration, filing or a registration with, any Governmental Authority or any other third party.

5.5           No Defaults or Conflicts.  Neither the execution and delivery by NEWCO of this Contribution Agreement nor the consummation or performance by NEWCO of the transactions contemplated by this Contribution Agreement to be consummated or performed by it (a) results or will result in any violation of the certificate of incorporation or bylaws of NEWCO; or (b) violates or conflicts with, or constitutes a breach of any of the terms or provisions of or a default under, or results in the creation or imposition of any Lien upon any property or asset of NEWCO, triggers any charge, payment or requirement of consent, or the acceleration or increase of the maturity of any payment date under, any material contract to which NEWCO is a party or any applicable Law or Order to which NEWCO or any of its respective properties is subject, other than, in each case, where such failure, conflict or breach would not have a Material Adverse Effect.

5.6           Additional Agreements.  NEWCO has executed and delivered the NEWCO Investment Agreement and the BCEOC Contribution Agreement and is bound by the terms thereof.

5.7           Contract Operator.  Both of BCER and BCEOC are in material compliance with the Operation Agreement and, to the extent required therein, have operated the assets of HEC in the ordinary course of business of HEC consistent with past practice.

5.8           Financial Capacity.  NEWCO has or will have at the Closing the financial capacity to consummate the transactions contemplated by this Contribution Agreement, including payment of the Cash Purchase Price.

5.9           Ongoing Operations.  Following the Closing, NEWCO will own all of the issued and outstanding equity of BCEOC and BCEOC will own substantially all of the assets BCEOC owned prior to the Closing.

ARTICLE VI.

COVENANTS

6.1           Ordinary Course of Business.  Except as otherwise contemplated herein or with the prior written consent of NEWCO or the Sellers’ Representative, as applicable, between the date of this Contribution Agreement and the earlier to occur of the Closing Date or the termination of this Contribution Agreement, each of BCEC, BCEOC and BCER, on the one hand, and the HEC Members, on the other hand, shall cause HEC’s business to be conducted in the ordinary course of business, consistent with past practice and will use all commercially reasonable efforts consistent therewith to preserve intact HEC’s properties, assets and business organization and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with HEC, in each case, in the ordinary course of business.  Without limiting the generality of the foregoing, and except as provided in this Contribution Agreement, neither BCEOC and BCER, on the one hand, or the HEC Members, on the other hand, shall take, or allow HEC to take, any of the following actions, prior to the Closing, without the prior written consent of NEWCO or the Sellers’ Representative, as applicable:

(a)           (i) sell, transfer, lease or otherwise dispose of any of HEC’s assets, (ii) mortgage or encumber any of HEC’s assets, (iii) acquire any material assets or properties other than in the ordinary course of business, or (iv) enter into any leases or subleases;

(b)           enter into, terminate, modify or fail to comply in all material respects with any material contract to which HEC is a party;

(c)           create, incur or guaranty any indebtedness;

(d)           fail to comply in all material respects with applicable Laws; and

(e)           agree to take any of the foregoing actions.

6.2           Operation Agreement.  Except as contemplated by this Contribution Agreement, the Operation Agreement or the Management Fee Agreement or with the prior written consent of the Sellers’ Representative, between the date of this Contribution Agreement and the earlier to occur of the Closing Date or the termination of this Contribution Agreement, BCEC, BCEOC and BCER covenant and agree with the HEC Members to (a) operate HEC’s assets in the ordinary course of business pursuant to the Operation Agreement and the Management Fee Agreement, (b) use all commercially reasonable efforts consistent therewith to preserve intact HEC’s properties, assets and business organization and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with HEC and (c) not take any of the actions set forth in Section 6.1(a) through (e).

6.3           Commercially Reasonable Efforts.  Subject to the terms and conditions of this Contribution Agreement, each of the Parties will use commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to perform such Party’s respective obligations under this Contribution Agreement that are required to be performed on or prior to the Closing, and use such Party’s commercially reasonable efforts to consummate and make effective the transactions contemplated by this Contribution Agreement as promptly as reasonably practical.  The HEC Members, on the one hand, and NEWCO, on the other hand, will not, without the prior written consent of the other such Party, take or fail to take, or permit such Party’s respective Affiliates to take or fail to take, any action that would reasonably be expected to prevent or materially impede, interfere with or delay the prompt consummation of the transactions contemplated by this Contribution Agreement.  Notwithstanding the foregoing, BCEC and NEWCO shall have no obligation to close the NEWCO Investment or the BCEOC Contribution.

6.4           Notices and Consents.  NEWCO and the HEC Members will cooperate with one another and use their respective commercially reasonable efforts to (a) obtain the third party and governmental consents and approvals set forth on Schedule 5.4 and (b) prevent any preliminary or permanent injunction or other order by a Governmental Authority that seeks to modify, delay or prohibit the consummation of the transactions contemplated by this Contribution Agreement, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction.  The cost of obtaining any such consents and giving any such notice shall be borne equally by NEWCO on the one hand and HEC Members on the other hand.

6.5           Access to Information.  The HEC Members shall permit representatives of NEWCO, upon reasonable prior written notice to the Sellers’ Representative, to have access during normal business hours and under reasonable circumstances to the premises, properties, assets, books, records and contracts of HEC.  The HEC Members shall furnish NEWCO with all financial and other material information in their possession with respect to HEC as NEWCO may from time to time reasonably request.

6.6           Negotiations.  Except as permitted by this Contribution Agreement, between the date of this Contribution Agreement and the earlier to occur of the Closing Date or the termination of this Contribution Agreement, the HEC Members shall not, and shall cause HEC not to, through any representative, directly or indirectly, encourage or solicit any proposal that constitutes an Acquisition Proposal with respect to HEC, engage in any discussions or negotiations or provide any information to any Person relating thereto or in furtherance thereof or accept such Acquisition Proposal.

6.7           Contract Extensions.

(a)           HEC, BCEOC and BCER, each hereby agree that the term of the Operation Agreement is extended until March 31, 2011, and that no other amendments or modifications to the Operation Agreement are being made pursuant hereto.

(b)           HEC, BCEOC and BCER, each hereby agree that the term of the Management Fee Agreement is extended until March 31, 2011, and that no other amendments or modifications to the Management Fee Agreement are being made pursuant hereto.

6.8           Authorization.  The HEC Members hereby authorize NEWCO to share Confidential Information in NEWCO’s marketing or disclosure materials in connection with the NEWCO Investment; provided, that, (a) no HEC Member nor HEC shall have any obligation to make any representation or warranty with respect to such Confidential Information in connection with any such marketing or disclosure materials, either to NEWCO, NEWCO’s Affiliates, agents, representatives or any other Person whatsoever, including any party participating in any way in the NEWCO Investment, (b) NEWCO shall provide the Sellers’ Representative with a draft of the BCEOC Contribution Agreement and the NEWCO Investment Agreement prior to each such agreement’s execution in connection with BCEOC Contribution and the NEWCO Investment; and (c) NEWCO, BCEOC and BCER each hereby agree, jointly and severally, to fully indemnify and hold the HEC Members and HEC harmless from any Losses arising out of or relating to such marketing or disclosure materials or the marketing and disclosure processes related to the NEWCO Investment or the 144A Offering, including any disclosure based claims or causes of action.

6.9           Related Parties.

(a)           Each of NEWCO, BCEOC and BCER, on their own respective behalves, and on behalf of each of their respective Affiliates, including D.E. Shaw Synoptic Portfolios 5, L.L.C., hereby acknowledges that such Party is aware, and approves of the fact, that certain HEC Members, including, Michael Starzer, Frank Bennett, Gary Grove, Ralph McPhetridge and Pat Graham (collectively, the “Crossover Parties”), also hold management positions with NEWCO, BCEOC, BCER and/or their respective Affiliates  and as such, may be considered “interested” parties within the meaning of the Delaware General Corporation Law.  Consequently, each of NEWCO, BCEOC and BCER, on their own respective behalves, and on behalf of each of the respective Affiliates, including D.E. Shaw Synoptic Portfolios 5, L.L.C., hereby agrees, acknowledges and covenants that such Person will not complain, initiate or otherwise pursue any remedies of any type against, any HEC Member who is not one of the Crossover Parties as a result of, or in any way arising out of, the fact of the Crossover Parties’ involvement in the transactions contemplated by this Contribution Agreement, including the contribution by any Crossover Party of their HEC Membership Interests to NEWCO.

(b)           Each HEC Member, on such HEC Member’s own behalf, and on behalf of each of such HEC Member’s Affiliates, hereby acknowledges that such HEC Member is aware,

and approves of the fact, that certain of the HEC Members, including the Crossover Parties, also hold management positions with NEWCO, BCEOC, BCER and/or their respective Affiliates and as such, may be considered “interested” parties within the meaning of the Delaware General Corporation Law.  Consequently, each HEC Member who is not also a Crossover Party, on such HEC Member’s own behalf, and on behalf of such HEC Member’s Affiliates, hereby agrees, acknowledges and covenants that such Person will not complain, initiate or otherwise pursue any remedies of any type against, NEWCO, BCEOC or BCER, or any of their respective Affiliates, including D.E. Shaw Synoptic Portfolios 5, L.L.C., as a result of, or in any way arising out of, the fact of the Crossover Parties’ involvement in the transactions contemplated by this Contribution Agreement.

6.10         Section 351.  For United States federal income Tax purposes and any applicable state or local income or franchise Tax purposes, the Parties recognize that the contributions described in Section 2.2(b) will be treated as contributions by such HEC Members to NEWCO in exchange for shares of NEWCO Common Stock to which Section 351(a) of the Code applies.  No Party hereto shall file any income Tax Return or otherwise take any position for income Tax purposes that is inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any corresponding provision of state or local income or franchise Tax Law.  Additionally, each Party hereto agrees to take no action which, alone or in combination with the actions of others, reasonably could be expected to prevent the transactions from qualifying for nonrecognition of gain or loss under Section 351(a) of the Code, including, without limitation, any sale or other disposition of NEWCO Common Stock pursuant to any binding obligation or fixed or definite plan or intention.

6.11         Notification Of Certain Matters.  Each Party will give prompt notice of (a) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such Person contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of any such Person to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder.  The delivery or deemed delivery of any notice pursuant to this Section 6.11 shall not be deemed to (i) modify the representations or warranties hereunder of the Party delivering such notice, (ii) modify the conditions set forth in Article VII, or (iii) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

6.12         Further Assurances; Release.

(a)           The Parties agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

(b)           Effective as of the Closing, each HEC Member, on behalf of such HEC Member and each of such HEC Member’s Affiliates, representatives, successors, heirs and assigns (collectively, the “Releasors”) hereby irrevocably releases and forever discharges and holds harmless the Sellers’ Representative, HEC and each other HEC Member and such HEC Member’s Affiliates and representatives, from and against any and all liabilities or actions, suits, investigations or proceedings (including any arbitration or mediation or similar proceedings), of any nature whatsoever in law or in equity, whether currently known or unknown, suspected or claimed, whether pursuant to contract, statute or otherwise, in each case, arising out of or relating to this Contribution Agreement and the transactions contemplated hereby.

6.13         Agreements Regarding Tax Matters.

(a)           Prior to the Closing Date, the Sellers’ Representative and NEWCO shall agree on an allocation of the total Purchase Price among HEC’s assets (the “Allocation”).  The Allocation will consider the principles of applicable Internal Revenue Service guidance, including the possibility of asymmetric treatment of the Parties.  If the Sellers’ Representative and NEWCO are unable to reach agreement on the Allocation by the Closing Date, the Allocation shall be submitted to and determined by the Referee.  The Referee shall determine the elements of the Allocation as are disputed within thirty (30) days after the issues are submitted to the Referee, but in each case in accordance with applicable legal principles.  If any objections are submitted to the Referee for resolution, (i) each of NEWCO and the Sellers’ Representative shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that Party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee prior to any written notice of determination hereunder being delivered by the Referee; (ii) to the extent that a value has been assigned by NEWCO or the Sellers’ Representative to any item that is submitted to the Referee, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either such Party or less than the smallest value for such objection claimed by either such Party; (iii) the determination by the Referee of the calculation of the Allocation as set forth in a written notice delivered to NEWCO and the Sellers’ Representative by the Referee, shall be binding and conclusive on the Parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; (iv) the fees and expenses of the Referee shall be paid by NEWCO in the event that NEWCO’s assertions regarding the Allocation differ by a greater amount from the amount determined by Referee, or by the HEC Members in the event that the Sellers’ Representative’s assertions regarding the Allocation differ by the greater amount from the amount determined by the Referee.  Once finalized, the Allocation shall be binding upon all Parties to this Contribution Agreement and NEWCO and the HEC Members shall report, act and file all Tax Returns, including any amended Tax Returns, in all respects and for all purposes consistent with the Allocation.  No Party shall take any position (whether in audits, on Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by Law or, following good faith consultation with the other Parties, in connection with the settlement of a Tax Controversy; provided that each Party shall be entitled to apply such statutory or regulatory allocation provisions as are applicable to such Party.

(b)           For any HEC Tax period ending on or before the Closing Date, the Sellers’ Representative shall prepare or cause to be prepared (in a manner consistent with past practice to the extent consistent with applicable Law), and file or cause to be filed (including causing NEWCO to file) with the appropriate taxing authorities all Tax Returns required to be filed with respect to HEC on or prior to the Closing Date (taking into account extensions) and all

Tax Returns for income Taxes or franchise Taxes for any HEC Tax period ending on or before the Closing Date for which the HEC Members are responsible, regardless of when required to be filed (collectively, “Pre-Closing Tax Returns”).  At NEWCO’s request, HEC shall make or cause to be made an election under Section 754 of the Code with respect to the Tax period ended on the Closing Date.  Any amounts payable by HEC in connection with such Pre-Closing Tax Returns shall be paid by HEC.  Any amounts payable by the HEC Members in connection with any such Pre-Closing Tax Returns for income or franchise Taxes shall be paid by such HEC Members.  NEWCO shall have the right to review all Pre-Closing Tax Returns at least fifteen (15) days (or, in the case of Tax Returns other than Tax Returns for income or franchise Taxes for which the HEC Members are responsible, as many days as reasonably practical) prior to the timely filing thereof, and the Parties agree to consult and resolve in good faith any issue arising as a result of the review of such Pre-Closing Tax Returns; provided that the Sellers’ Representative shall have final control in the case of Pre-Closing Tax Returns for income or franchise Taxes for which the HEC Members are responsible, except to the extent the positions taken therein are contrary to Law or to the provisions of this Contribution Agreement; and provided, further, that the Sellers’ Representative shall make any changes to a Pre-Closing Tax Return that are reasonably requested by NEWCO and will have no material adverse effect upon any HEC Member.

(c)           For any HEC Tax period that begins on or before and ends after the Closing Date (“Straddle Period”), NEWCO shall timely prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices to the extent consistent with applicable Law) with the appropriate taxing authorities all Tax Returns required to be filed with respect to HEC (“Straddle Returns”) and shall pay all Taxes due with respect to such Straddle Returns.  The Sellers’ Representative shall have the right to review any such Straddle Returns at least fifteen (15) days (or, in the case of Tax Returns other than Tax Returns for income or franchise Taxes for which the HEC Members are responsible, as many days as reasonably practical) prior to the timely filing of such Straddle Returns, and the Parties agree to consult and resolve in good faith any issue arising as a result of the review of any such Straddle Returns.

(d)           All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Tax) (collectively, “Transfer Taxes”) incurred in connection with the transactions expressly contemplated hereby shall be paid one-half by NEWCO and one-half by the HEC Members.  The Parties agree to cooperate and utilize their commercially reasonable efforts to minimize the Transfer Taxes associated with the transactions contemplated by this Contribution Agreement.

(e)           NEWCO and the HEC Members will cooperate fully, as and to the extent reasonably requested by the other such Party, in connection with any audit, litigation or other proceeding with respect to Taxes in relation to the transactions contemplated hereby (each a “Tax Controversy”), and in connection with the preparation and filing of any Tax Return, or amendment thereto.  Such cooperation will include the retention and (upon the other such Party’s written request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding, or any such Tax Return or amendment thereto, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that no such Party shall be required to retain any Tax Returns, supporting workpapers, or other records beyond a time that is thirty (30) days after the expiration of the applicable statute of limitations with respect to a Tax.  NEWCO and the HEC Members further agree, upon request, to use their reasonable efforts to obtain any certificate, including any resale or similar certificate, or other document from any Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Contribution Agreement).  Without limiting the foregoing, the Sellers’ Representative shall control any Tax Controversy with respect to Pre-Closing Tax Returns or Straddle Returns relating to income or franchise Taxes that are payable by the HEC Members, provided that NEWCO shall be entitled to participate in such Tax Controversy (at NEWCO’s own expense) and shall be afforded current access to all correspondence and information in connection  therewith, and provided further that the Sellers’ Representative shall not be entitled to settle any such Tax Controversy in a manner that would materially and adversely impact NEWCO without the prior written consent of NEWCO, which consent shall not be unreasonably withheld.

6.14         HEC Member Expenses.  NEWCO, BCEC and BCEOC, jointly and severally, agree to pay and reimburse the HEC Members for all reasonably documented out-of-pocket fees and expenses incurred by them since June 30, 2010 in connection with the transactions contemplated hereby, the 144A Offering or any other matter reasonably related thereto (including, without limitation, all fees and expenses of its legal counsel, financial advisors, accountants, consultants, agents or other representatives).

6.15         Sellers’ Representative.

(a)           The HEC Members hereby irrevocably nominate, constitute and appoint the Sellers’ Representative as the agent and true and lawful attorney-in-fact of the HEC Members, with full power of substitution, to act in the name, place and stead of the HEC Members for purposes of executing any documents and taking any actions that the Sellers’ Representative may, in its sole discretion, determine to be appropriate in connection with this Contribution Agreement or the transactions contemplated hereby.  The Sellers’ Representative hereby accepts such appointment.

(b)           The HEC Members hereby grant to the Sellers’ Representative full authority to execute, deliver, acknowledge, certify, file and record any and all documents and to settle any disputes or claims for indemnification arising hereunder (all on behalf and in the name of the HEC Members) that the Sellers’ Representative may, in its sole discretion, determine to be appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in its sole discretion, determine to be appropriate (including any amendment to or waiver of rights under this Contribution Agreement or any of the documents contemplated hereby).  Notwithstanding anything to the contrary contained in this Contribution Agreement or any of the documents contemplated hereby:

(i)            NEWCO, BCEC and BCEOC and their respective Affiliates shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Contribution Agreement and the transactions contemplated hereby (including all matters relating to any notice to, or any consent to be given or action to be taken by, the HEC Members); and

(ii)           each NEWCO Indemnified Party shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the HEC Members by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of the HEC Members by the Sellers’ Representative, as fully binding upon the HEC Members.

(c)           The HEC Members recognize and intend that the power of attorney granted in Section 6.15(a): (i) is coupled with an interest and is irrevocable; and (ii) may be delegated by the Sellers’ Representative.

(d)           The Parties agree (i) that the Sellers’ Representative is a party to this Contribution Agreement only for purposes of this Section 6.15 and is acting in an administrative capacity only, (ii) that the Sellers’ Representative, in such capacity, is not making any representations, warranties or covenants under or in connection with this Contribution Agreement or any of the documents contemplated hereby, (iii) that the Sellers’ Representative, in such capacity, is not subject to any of the liabilities contained in this Contribution Agreement or any of the documents contemplated hereby, and (iv) to unconditionally waive any and all current or future claims that any such Party may have against the Sellers’ Representative in connection with his service as the Sellers’ Representative.

(e)           The HEC Members, severally, but not jointly, shall pay the Sellers’ Representative for all reasonable fees and expenses incurred by the Sellers’ Representative in rendering its services in connection with this Contribution Agreement, including, without limitation, a reasonable hourly fee for the time spent by the Sellers’ Representative, attorney’s fees incurred by the Sellers’ Representative and other related fees and expenses.

6.16         No Outside Reliance.  NEWCO ACKNOWLEDGES THAT IT WILL, SUBJECT ONLY TO THE REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS OF THE HEC MEMBERS HEREUNDER AND UNDER THE AGREEMENTS CONTEMPLATED HEREBY, ACQUIRE THE HEC MEMBERSHIP INTERESTS ON AN “AS IS” BASIS WITH ALL FAULTS IN RELIANCE UPON NEWCO’S INSPECTION THEREOF.  EXCEPT AS OTHERWISE SET FORTH IN THIS CONTRIBUTION AGREEMENT, AND WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES OF THE HEC MEMBERS MADE HEREIN, THE HEC MEMBERS MAKE NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER WITH RESPECT TO ANY OF THE HEC MEMBERSHIP INTERESTS, HEC’S ASSETS OR BUSINESS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES CONCERNING OR WITH RESPECT TO (a) THE VALUE, NATURE, QUALITY OF CONDITION, OR STATE OF REPAIR OF ANY OF HEC’S ASSETS, (b) THE COMPLIANCE OF HEC, OR ANY REAL PROPERTY OWNED OR LEASED BY IT, OR THE OPERATION OF ANY FACILITIES OF HEC, WITH APPLICABLE LAW, OR (c) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PERSONAL OR REAL PROPERTY OWNED OR LEASED BY HEC.  NEWCO HEREBY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTY OF HABITABILITY, THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VII.

CONDITIONS

7.1           Conditions to Obligations of Each Party.  Notwithstanding any other provision of this Contribution Agreement, the respective obligations of each Party to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           no Order shall have been entered and remained in effect in any action or proceeding before any federal, foreign, state or provincial court or Governmental Authority or other federal, foreign, state or provincial regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated herein;

(b)           the NEWCO Investment and BCEOC Contribution shall be closing simultaneously with the Closing of the transactions contemplated by this Contribution Agreement; and

(c)           the consents, waivers, authorizations and approvals set forth on Schedule 5.4 shall have been duly obtained and shall be in full force and effect on the Closing Date.

7.2           Conditions to Obligations of NEWCO.  Notwithstanding any other provision of this Contribution Agreement, the obligations of NEWCO to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           the conditions set forth in Section 7.1;

(b)           the representations and warranties of each of the HEC Members contained in this Contribution Agreement shall be true and correct as of the Closing Date (or, if given as of a specific date, at and as of such date);

(c)           the covenants of each of the HEC Members to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed;

(d)           each HEC Member shall have delivered to NEWCO a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder; and

(e)           assignment agreements and unit powers in the form attached hereto as Exhibit G shall have been executed and delivered to NEWCO by each of the HEC Members.

7.3           Conditions to Obligations of each of the HEC Members.  Notwithstanding any other provision of this Contribution Agreement, the obligations of each of the HEC Members to effect the transactions contemplated by this Contribution Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           the conditions set forth in Section 7.1;

(b)           the representations and warranties of NEWCO contained in this Contribution Agreement shall be true and correct as of the Closing Date (or, if given as of a specific date, at and as of such date);

(c)           the covenants of each of the Parties (other than the HEC Members and the Sellers’ Representative) to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed;

(d)           the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws shall have been adopted by NEWCO; and

(e)           the Stockholders Agreement and the Registration Rights Agreement shall have been executed and delivered by NEWCO.

ARTICLE VIII.

TERMINATION

8.1           Termination.  This Contribution Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Effective Time:

(a)           by either NEWCO or the Sellers’ Representative if the Effective Time shall not have occurred on or before January 31, 2011 (unless the Effective Time has not occurred as the result of a breach of the terms hereof by the Party desiring to exercise the termination right, which date may be extended by mutual agreement of the Parties);

(b)           by either NEWCO or the Sellers’ Representative if a final unappealable Order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, consummation of this Contribution Agreement or the transactions contemplated in connection herewith shall have been entered; or

(c)           with the written consent of all the Parties hereto.

8.2           Effect of Termination.  In the event of any termination of this Contribution Agreement pursuant to Section 8.1, the Parties shall have no obligation or liability to any other Party except the provisions of this Section 8.2 and Sections 8.3, 10.4, 10.5, 10.7, 10.8, and 10.9, hereof shall survive any such termination and, except as provided in this Section 8.2, all documents executed in connection with this Contribution Agreement shall be null and void.

8.3           Fees and Expenses.  Except as set forth in Section 6.14, NEWCO, BCEC and BCEOC on the one hand and the HEC Members on the other hand shall bear their own costs and expenses incurred by such Party in connection with this Contribution Agreement and the transactions contemplated hereby.

ARTICLE IX.

INDEMNIFICATION

9.1           Indemnification by the HEC Members.

(a)           Subject to the terms and conditions of this Article IX, notwithstanding the Closing, the HEC Members each agree, severally, but not jointly, to indemnify, defend and hold NEWCO and its Affiliates, agents, officers, directors and representatives (each, a “NEWCO Indemnified Party” and collectively, the “NEWCO Indemnified Parties”) harmless from, against and in respect of all damages, losses, liabilities, claims, proceedings, demands, assessments, fines, judgments, costs or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) resulting from, arising out of or relating to, any of the following (collectively, “NEWCO Claims”):

(i)            any breach of the representations and warranties made by the HEC Members in this Contribution Agreement;

(ii)           the breach of any covenant or agreement of the HEC Members pursuant to this Contribution Agreement; and

(iii)          any fraud, misrepresentation or similar circumstance.

(b)           The obligations of the HEC Members pursuant to this Section 9.1 are subject to the following:

(i)            NEWCO Claims under Section 9.1(a)(i) will terminate twelve (12) months following the Closing Date;

(ii)           NEWCO Claims under Sections 9.1(a)(ii) and 9.1(a)(iii) will survive indefinitely;

(iii)          the maximum aggregate amount of Losses for which indemnity may be recovered from the HEC Members as a group pursuant to Sections 9.1(a)(i) and 9.1(a)(ii) shall be an amount equal to 10% of the Cash Purchase Price (the “Cap”);

(iv)          the NEWCO Indemnified Parties shall not be entitled to seek indemnification for Losses pursuant to Sections 9.1(a)(i) or 9.1(a)(ii), until the aggregate of all Losses actually incurred by all Purchaser Indemnified Parties thereunder exceed an amount equal to 1% of the Cash Purchase Price in the aggregate (the “Deductible”) and thereafter, the HEC Members shall, severally, but not jointly, indemnify the full amount of such NEWCO Claims and all resolved claims thereafter in excess of the Deductible, subject to any other applicable limitations under this Article IX;

(v)           the amount of any Losses claimed by any NEWCO Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto; promptly after the realization of any such reductions of Losses pursuant hereto, such NEWCO Indemnified Party shall reimburse the HEC Members, as the case may be, for such reduction in Losses for which such NEWCO Indemnified Party was indemnified prior to the realization of such reductions of Losses; and NEWCO shall use its commercially reasonable efforts to (A) cause the NEWCO Indemnified Parties to seek the benefits of any insurance, indemnity, contribution or other payments or recoveries of a like nature applicable to such Losses and (B) otherwise mitigate the amount of Losses;

(vi)          in the event that any HEC Member can prove that a NEWCO Indemnified Party had actual knowledge of a breach of a representation or warranty made by the HEC Members before the date on which such representation or warranty was made, then no NEWCO Indemnified Party will have any right to indemnification under this Contribution Agreement regarding such breach;

(vii)         a NEWCO Indemnified Party shall not be entitled to multiple recovery for the same Losses; and

(viii)        in determining the amount of indemnification due hereunder, all payments shall be reduced by any tax benefit actually and currently realized by the NEWCO Indemnified Party on account of the underlying claim.

9.2           Indemnification by NEWCO, BCEC and BCEOC.

(a)           Subject to the terms and conditions of this Article IX, notwithstanding the Closing, each of NEWCO, BCEC and BCEOC agree, jointly and severally, to indemnify, defend and hold the HEC Members and their agents, representatives and Affiliates (each, a “HEC Indemnified Party” and collectively, the “HEC Indemnified Parties”) harmless from, against and in respect of any and all Losses resulting from, arising out of or relating to, any of the following (collectively “HEC Claims”):

(i)            any breach of the representations and warranties made by NEWCO in this Contribution Agreement;

(ii)           the breach of any covenant or agreement of NEWCO, BCEC and/or BCEOC pursuant to this Contribution Agreement;

(iii)          any fraud, misrepresentation or similar circumstance; and

(iv)          the ownership and operation of HEC and its business following the Closing Date.

(b)           The obligations of NEWCO, BCEC and BCEOC pursuant to this Section 9.2 are subject to the following:

(i)            HEC Claims under Section 9.2(a)(i) will terminate twelve (12) months following the Closing Date;

(ii)           HEC Claims under Sections 9.2(a)(ii), 9.2(a)(iii) and 9.2(a)(iv) will survive indefinitely;

(iii)          a HEC Indemnified Party shall not be entitled to multiple recovery for the same Losses; and

(iv)          in determining the amount of indemnification due hereunder, all payments shall be reduced by any tax benefit actually and currently realized by the HEC Indemnified Party on account of the underlying claim.

9.3           Exclusive Remedy.  Each of NEWCO, on behalf of the NEWCO Indemnified Parties, on the one hand and the Sellers’ Representative, on behalf of the HEC Indemnified Parties, on the other hand hereby acknowledges and agrees that, from and after the Closing, such Party’s sole remedy resulting from, arising out of or relating to any breach of any representation, warranty, covenant or agreement contained in this Contribution Agreement shall be pursuant to the indemnification provisions of this Article IX.  In furtherance of the foregoing, each such Party’s hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action such Party may have against such other Party or their respective representatives and Affiliates resulting from, arising out of or relating to any breach of any representation, warranty, covenant or agreement contained in this Contribution Agreement.

9.4           Mitigation.  Each Party entitled to indemnity hereunder shall use reasonable efforts to mitigate any Losses for which it may claim indemnification under this Article IX.  To the extent any Party shall have been determined to have failed to use reasonable efforts to mitigate such Losses, such Party’s right to indemnification hereunder shall be reduced by the portion of such Losses attributable to such failure.

9.5           Treatment of Indemnity Payments.  All indemnification payments made pursuant to this Contribution Agreement will be treated by the Parties as adjustments to the Purchase Price.

ARTICLE X.

MISCELLANEOUS

10.1         Waiver and Amendment.  Any provision of this Contribution Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof.  This Contribution Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of NEWCO and the Sellers’ Representative.

10.2         Assignment.  This Contribution Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, devisees and assigns.  Except as set forth in this Contribution Agreement, this Contribution Agreement shall not be assignable until after the Closing Date (except by inheritance or devise) by the Parties, except with the prior written consent of the other Parties.

10.3         Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in person or by facsimile or electronic mail, receipt confirmed, (b) one (1) Business Day if sent by reputable national express overnight courier (shipping cost prepaid) or (c) three

(3) Business Days after deposit with a United States post office if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties as follows:

If to the HEC Members:

c/o Holmes Western Oil Corp.

4300 Midway Road

P.O. Box 1405

Taft, California 93268

Fax: 661-763-5737

Attn: Fred Holmes and Paul Hancock

with a copy to:

Munger, Tolles & Olson LLP

355 S. Grand Avenue, 35th Floor

Los Angeles, CA 90071

Fax: 213-687-3702

Attn: J. Martin Willhite

If to NEWCO, BCEC and/or BCEOC:

c/o Bonanza Creek Energy Operating Company, LLC

410 17th Street, Suite 1380

Denver, CO 80202

Fax: 720-279-2331

Attn: Michael R. Starzer

With a copy (which shall not constitute notice) to:

Kendall, Koenig & Oelsner PC

999 Eighteenth Street, Suite 1825

Denver, CO 80202

Fax: 303-672-0101

Attn:  Christopher I. Humber

or to such other address as any Party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

10.4         Governing Law.  This Contribution Agreement shall be governed by and construed in accordance with the substantive Law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

10.5         Severability.  If any term or other provisions of this Contribution Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Contribution Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner material to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Contribution Agreement so as to effect the original intent of the Parties as closely as possible.

10.6         Counterparts.  This Contribution Agreement may be executed in counterparts, each of which shall be an original document, but all of which together shall constitute one and the same agreement.  This Contribution Agreement may be executed by delivery of a facsimile or other electronic transmission of a manually executed counterpart each of which shall constitute an original for all purposes hereunder.

10.7         Headings.  The section headings herein are for convenience only and are not intended to be part of or to affect the meaning or interpretation of the Contribution Agreement.

10.8         Enforcement of this Contribution Agreement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Contribution Agreement were not performed in accordance with their specific terms or otherwise breached.  It is accordingly agreed that the Parties shall be entitled to any injunction or injunctions to prevent breaches of this Contribution Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or in equity.  Notwithstanding the foregoing, BCEC and NEWCO shall have no obligation to close the NEWCO Investment or the BCEOC Contribution.

10.9         Entire Agreement; Third Party Beneficiaries.  This Contribution Agreement, including the documents and information supplied in writing, and instruments referred to herein and the exhibits hereto, constitute the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the Parties or any of them, with respect to the subject matter hereof, including, without limitation, the Prior Contribution Agreement.  This Contribution Agreement shall be binding upon and inure solely to the benefit of the Parties, and, nothing in this Contribution Agreement, including the documents and information supplied in writing, and instruments referred to herein, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Contribution Agreement, except that (a) the HEC Indemnified Parties and the NEWCO Indemnified Parties shall have the rights and remedies set forth in Article IX hereof and (b) NEWCO and its Affiliates are express and intended third-party beneficiaries of the (i) representations and warranties made by the applicable HEC Members in Section 4.9 (Investment Intent) hereof and (ii) covenants made by the Parties in Section 6.10 (Section 351) hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties to this Contribution Agreement have caused it to be duly executed as of the date first above written.

NEWCO:

BONANZA CREEK ENERGY, INC.

By:	/s/ Michael R. Starzer
Name: Michael R. Starzer
Title: President

BONANZA CREEK ENERGY COMPANY, LLC

By:	/s/ Michael R. Starzer
Name: Michael R. Starzer
Title: President and Secretary

BONANZA CREEK ENERGY OPERATING COMPANY, LLC

By:	/s/ Michael R. Starzer
Name: Michael R. Starzer
Title: Manager

BONANZA CREEK ENERGY RESOURCES, LLC

By:	/s/ Michael R. Starzer
Name: Michael R. Starzer
Title: CEO & Secretary/Manager

HEC MEMBERS:

THE FRED S. AND BARBARA J. HOLMES TRUST, DATED JANUARY 10, 1983

By:	/s/ Fred S. Holmes
Name: Fred S. Holmes
Title: Trustee

THE HANCOCK FAMILY TRUST, DATED MARCH 16, 1988

By:	/s/ Paul C. Hanock
Name: Paul C. Hancock
Title: Trustee

THE STARZER REVOCABLE LIVING TRUST, DATED FEBRUARY 26, 1998

By:	/s/ Michael R. Starzer
Name: Michael R. Starzer
Title: Member

THE FRANK H. BENNETT LIVING TRUST
U/T/D JUNE 3, 1994

By:	/s/ Frank H. Bennett
Name: Frank H. Bennett
Title: Sole Trustee

SCOTT F. BENNETT LIVING TRUST U/T/D MARCH 3, 2004

By:	/s/ Scott F. Bennett
Name: Scott F. Bennett
Title: Owner/Trustee

THE RALPH & JUDITH GOEHRING FAMILY TRUST DATED JULY 5, 2007

By:	/s/ Ralph J. Goehring
Name: Ralph J. Goehring
Title: Trustee

GARY AND SONIA GROVE FAMILY TRUST, DATED APRIL 7, 2009

By:	/s/ Gary A. Grove
Name: Gary A. Grove
Title: Trustee

/s/ Joseph M. Eller
JOSEPH M. ELLER

/s/ Denise Boshers
DENISE BOSHERS

/s/ Ralph McPhetridge
RALPH MCPHETRIDGE

/s/ Michael McPhetridge
MICHAEL MCPHETRIDGE

/s/ Pat Graham
PAT GRAHAM

/s/ Patricia Morrison
PATRICIA MORRISON

SELLERS’ REPRESENTATIVE
(Solely in his capacity as the Sellers’ Representative and only with respect to the provisions of this Contribution Agreement that relate to the rights and obligations of the Sellers’ Representative):

/s/ Fred S. Holmes
Fred S. Holmes

Holmes Eastern Company, LLC, a Delaware limited liability company, hereby joins this Contribution Agreement as if a party hereto with respect only the covenants and obligations set forth in Section 6.7.

HOLMES EASTERN COMPANY, LLC

By:	/s/ Fred S. Holmes
Name: Fred S. Holmes
Title: Member